Exhibit 99.1

SOUTHERN PERU INVOKES AN ATMOSPHERE OF PEACE AND DIALOGUE AFTER RECEIVING RATIFICATION OF CONSTRUCTION PERMIT FOR TÍA MARÍA PROJECT

Lima, Peru, October 30, 2019. Southern Peru Copper Corporation (SPCC), the Peruvian Branch of Southern Copper Corporation, announced that it was notified by the Peruvian Mining Council of the ratification of the Construction Permit for the Tía María mining project.

Raul Jacob, Vice President of Finance and CFO of Southern Copper Corporation stated “this ruling represents not only the viability of a project that will have a positive impact on the development of the provinces of Islay, the Arequipa region and Peru, but it is also a positive signal to the investor community, demonstrating that Peru is a country that is committed to its economic growth and to fulfilling its commitments.”

The executive reiterated the Company's commitment to begin the development of the project within the framework of a favorable social atmosphere. He also indicated that the Company will continue working hand in hand with the local population, as has been done in recent years to publicize the advantages of the project and execute measures that contribute to the development of local education, health, agriculture, water and sanitation initiatives, among others.

Mr. Jacob further stated “this is a sustainable project, which will be developed to the highest international environmental standards of the mining industry. We reiterate that Tia María will have a favorable impact on the Tambo Valley by boosting employment and supporting the development of production lines. Tia María also represents a great opportunity to generate prosperity in the provinces of Islay and Arequipa.”

Jacob also maintained that SPCC has acted with transparency throughout the undertaking of the Tía María mining project, involving various governmental entities, as well as local, regional and national authorities and leaders.

“We welcome the call for dialogue and the promotion of an atmosphere of peace and security, led by the authorities of the national government and leaders of the region; which will allow the population to carry out their productive normal daily activities”, he said.